Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 18, 2019 by and between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island (the “Bank”; and together with the Company, “FLIC”) and Christopher Becker (“Executive”).

WHEREAS, FLIC and Executive are parties to an employment agreement dated as of January 1, 2017, pursuant to which Executive serves as Executive Vice President and Chief Risk Officer of FLIC (the “Prior Employment Agreement”); and

WHEREAS, FLIC and Executive wish to enter into this Agreement pursuant to which effective January 1, 2020 (the “Effective Date”), Executive shall serve as President and Chief Executive Officer of FLIC in accordance with the terms of this Agreement; and

WHEREAS, as of the Effective Date, the Prior Agreement shall terminate and shall be null and void and of no further force and effect, but prior to the Effective Date, the terms of the Prior Employment Agreement shall govern Executive’s employment with FLIC (such that if the employment of Executive is terminated under the terms of the Prior Employment Agreement, this Agreement shall not become effective).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Term.

Term. Executive’s service as President and Chief Executive Officer of FLIC, and the effectiveness of this Agreement, shall commence as of the Effective Date and shall continue for thirty-six (36) full calendar months thereafter (the “Employment Period,” which shall include any periods covered by renewals hereunder). On or before January 1 of each year after the Effective Date (the “Anniversary Date”), this Agreement may be renewed for an additional twelve months such that the remaining term shall again be thirty-six (36) months, upon written notice of renewal provided to Executive (“Notice of Renewal”).

2.	EMPLOYMENT; Capacity; Duties.

(a)     Employment. During the Employment Period Executive shall be employed in the capacity of President and Chief Executive Officer of FLIC (the “Executive Position”) and such other senior executive title or titles of FLIC as may from time to time be determined by the Boards of Directors. Effective the Effective Date, Executive shall be appointed a director of the Company and the Bank. Executive shall be proposed for election to the Board of Directors of the Company at each annual meeting of shareholders at which Executive must stand for election in order to continue as a director, and Executive shall be appointed and elected by the Company (as sole stockholder of the Bank) to serve as a director of the Bank.

(b)     Responsibilities. As President and Chief Executive Officer, Executive shall be responsible for the overall management of the Company, the Bank and any other direct or indirect subsidiary of the Company. All officers and other employees of the Company, the Bank and any other direct or indirect subsidiary of the Company, shall report or be ultimately responsible to Executive (except for internal audit, which functionally shall report to the Board or to a committee thereof and which may administratively report to another executive officer). FLIC agrees that, without Executive’s express consent, it will not, and will not permit FLIC or any other direct or indirect subsidiary, to appoint anyone to a position with responsibilities and authority senior to those of Executive.

(c)     Service on Other Boards. Executive agrees to devote his full time and attention and best efforts to the faithful and diligent performance of Executive’s duties to FLIC, and Executive shall serve and further the best interests and enhance the reputation of FLIC to the best of Executive’s ability. Nothing herein shall be construed as preventing Executive from serving as a member of the board of directors of any non-profit organization (of which the Board shall be notified prior to the commencement of service) or, with the consent of the Board of Directors, of any for-profit organization, in either case subject to and consistent with applicable laws. Executive’s service on boards of non-profits and for-profit organizations in effect as of the date of this Agreement and as to which the Board has been previously notified, including but not limited to the New York Bankers Association, the Interfaith Nutrition Network, the YMCA of Long Island and Amagansett Holding Corporation, may be continued.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)     Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, Executive shall receive an annual base salary of $500,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. If Notice of Renewal on or before January 1, 2021 has been given to Executive in accordance with Section 1 of this Agreement, the Base Salary shall increase to $550,000 effective January 1, 2021. If Notice of Renewal on or before January 1, 2022 has again been given to Executive in accordance with Section 1 of this Agreement, the Base Salary may, at the discretion of the Board, increase to $600,000 effective January 1, 2022. Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement. During the term of this Agreement, the Board may provide for further increases, but not decreases, in Executive’s Base Salary.

(b)     Bonus. Executive shall be entitled to participate in any bonus plan or arrangement of FLIC (including both any short-term and long-term incentive program) in which senior management is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement. The terms of FLIC’s short-term and long-term incentive plans or programs shall determine the bonuses payable thereunder, if any, to Executive following Executive’s termination of employment.

(c)     Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of FLIC, on the same terms and conditions as such plans are available to other employees and officers of FLIC. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applicable to other management employees. Executive shall also be eligible to participate in a group life insurance policy that provides a death benefit to Executive’s beneficiary in an amount equal to at least two (2) times Executive’s Base Salary. Except as otherwise provided herein, the terms of FLIC’s benefit plans or arrangements shall determine the benefits payable thereunder, if any, to Executive following Executive’s termination of employment or retirement.

(d)     Vacation. Executive will be entitled to a minimum of five weeks of paid vacation time each year during the term of this Agreement measured on a calendar year basis, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e)     Expense Reimbursements. FLIC will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement. Furthermore, the Bank shall pay or reimburse Executive for the full cost of the use of an automobile that is mutually agreeable to the Bank and Executive. Executive shall comply with the reasonable reporting and expense limitations on the use of such automobile as the Bank may establish from time to time. All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank.

4.	TERMINATION AND Compensation Payable FOLLOWING TERMINATION.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)     Death. This Agreement shall terminate upon Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to receive the compensation and vested benefits due Executive as of the date of Executive’s death, and neither Executive, nor Executive’s estate or beneficiary, shall have a right to receive any compensation or benefits under this Agreement thereafter.

(b)     Disability. The Company may terminate Executive’s employment upon his becoming “Totally Disabled,” in which event Executive shall be entitled to receive the compensation and vested benefits due Executive as of the date of Executive’s termination, and Executive shall have no right to receive any other compensation or benefits under this Agreement. For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of his position under this Agreement even with reasonable accommodation. Executive’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion but based upon appropriate medical evidence, determine that Executive is Totally Disabled.

(c)     Termination for Cause. The Board may immediately terminate Executive’s employment for “Cause” at any time upon written notice to Executive. Executive shall have no right to receive compensation or other benefits under this Agreement or otherwise from FLIC for any period after termination for Cause, except for compensation or benefits that have already been earned or vested as of the date of termination. For purposes of this Agreement, “Termination for Cause” shall mean termination because of, in the good faith determination of the Board: (i) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or of any lesser criminal offense involving moral turpitude, fraud or dishonesty; (ii) the willful commission by Executive of a criminal or other act that, in the reasonable judgment of the Board will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank; (iii) the commission by Executive of an act of fraud in the performance of his duties on behalf of the Company or Bank; (iv) the continuing willful failure of Executive to perform his employment duties to the Company or Bank after thirty (30) days’ written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Executive by the Board; (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Executive’s employment by the Company or the Bank; or (vi) a material breach by Executive of any provision of this Agreement.

(d)     Retirement. This Agreement and the obligations hereunder shall expire on December 31 of the calendar year in which Executive attains Normal Retirement Age (“Retirement Age Termination Date”). For purposes of this Agreement, “Normal Retirement Age” shall mean age 65. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the Retirement Age Termination Date, provided that Executive shall not be entitled to any benefits or payments under this Agreement upon termination of Executive’s employment following Retirement Age Termination Date (unless the Extended Employment Period is in effect). Notwithstanding the foregoing, upon written notice to Executive, FLIC may extend the term of this Agreement for an additional period of up to two years beyond the Retirement Age Termination Date (the “Extended Employment Period”).

(e)     Voluntary Termination by Executive. Executive may voluntarily terminate employment during the term of this Agreement upon 30 days’ prior written notice to the Board. FLIC may accelerate the date of termination upon receipt of written notice of Executive’s voluntary termination.

(f)     Termination Without Cause or With Good Reason.

(A)

The Board may terminate Executive’s employment at any time for any reason upon no less than 30 days’ written notice (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate his employment at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that FLIC shall have 30 days to cure the “Good Reason” condition, but FLIC may waive its right to cure.

(B)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)

the failure to: (x) appoint Executive during the Employment Period to the Executive Position; (y) propose Executive for election to the Board of Directors of the Company at an annual meeting of shareholders at which he must stand for election in order to continue as a director; or (z) appoint Executive to serve as a director of the Bank;

(B)	a reduction in Executive’s Base Salary;

(C)

the failure of the Bank to maintain Executive’s participation under the Bank’s employee benefit, retirement, or material fringe benefit plans, policies, practices, or arrangements in which Executive participates. For this purpose, the Bank may eliminate and/or modify existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all such executives;

(D)	a material reduction in Executive’s authority, duties or responsibilities during the Employment Period, relative to the authority, duties or responsibilities set forth in Section 2;

(E)	a relocation of Executive’s principal place of employment by more than 50 miles from Executive’s principal place of employment as of the initial Effective Date of this Agreement; or

(F)	a material breach of this Agreement by FLIC.

(g)     Compensation Payable Following Termination of Employment. Upon termination of Executive’s employment under this Agreement, Executive (or, if applicable, his beneficiary) shall be entitled to receive the following compensation:

(i)

Earned but Unpaid Compensation. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of termination in accordance with the Bank’s personnel policies.

(ii)	Other Compensation and Benefits. Except as may be provided under this Agreement,

(A)

any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 3(b) and (c) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(B)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(h)     Additional Compensation Payable Following Termination Without Cause or Termination with Good Reason (Prior to, and on or after, Age 60 but prior to Normal Retirement Age).

(i)	In addition to the compensation set forth in Section 4(g) above, Executive will receive the additional compensation and benefits set forth in this paragraph (h), if the following requirements are met:

(A)	Executive’s employment is terminated pursuant to Section 4(f) above (Termination Without Cause or Termination for Good Reason) prior to age 60;

(B)	Executive is not eligible to receive compensation and benefits under Section 5 below in connection with a Change in Control; and

(C)

Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns (the “Release”), the form of which release is attached to this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive’s termination of employment; provided that if the 60 day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits described in this Section 4(h) will be paid, or commence, in the second calendar year.

(ii)	If Executive meets the requirements described in clause (i) above,

(A)	The Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, a cash lump sum payment equal to the sum of:

(i)	three times Base Salary at the rate in effect immediately prior to his date of termination, plus

(ii)

an amount equal to the product of: (I) the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s date of termination; multiplied by (II) thirty-six (36).

Such amount shall be paid to Executive in a lump sum within ten (10) days following Executive’s date of termination, or if later, following the seventh (7th) day after Executive’s execution of the Release required under Section 4(h)(i)(C) hereof.

(B)

In addition, outstanding Restricted Stock Units granted to Executive shall become vested and payable under the same terms and conditions as would apply upon Executive’s Retirement as set forth in the applicable Award Agreements between the Company and Executive.

(iii)

Notwithstanding clause (ii), if Executive meets the requirements of clause (i) above, except that his termination pursuant to Section 4(f) occurs on or after attaining 60 but prior to Normal Retirement Age, then in lieu of additional compensation in clause (ii), Executive shall be entitled to the following additional compensation:

(A)	The Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, a cash lump sum payment equal to the sum of:

(i)	one times Base Salary at the rate in effect immediately prior to his date of termination, plus

(ii)

an amount equal to the product of: (I) the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s date of termination; multiplied by (II) twelve (12).

Such amount shall be paid to Executive in a lump sum within ten (10) days following Executive’s date of termination, or if later, following the seventh (7th) day after Executive’s execution of the Release required under Section 4(h)(i)(C) hereof.

(B)

In addition, outstanding Restricted Stock Units granted to Executive shall become vested and payable under the same terms and conditions as would apply upon Executive’s Retirement as set forth in the applicable Award Agreements between the Company and Executive.

(i)     Additional Compensation Payable Following Executive’s Voluntary Resignation without Good Reason on or After Attaining Age 60, but Prior to Attaining Normal Retirement Age. In addition to the compensation set forth in Section 4(g) above, in the event of Executive’s voluntary resignation without Good Reason on or after attaining age 60, but prior to Normal Retirement Age, the outstanding Restricted Stock Units granted to Executive shall become vested and payable under the same terms and conditions as would apply upon Executive’s Retirement as set forth in the applicable Award Agreements between the Company and Executive.

(j)     Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason (including as a result of Executive’s retirement due to the expiration of the Employment Term or the Extended Period, if applicable), such termination shall also constitute Executive’s resignation from the Board of Directors of the Company and the Bank, as well as the board of directors of any affiliates of FLIC.

5.	CHANGE IN CONTROL.

(a)     Change in Control Defined. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(A)

Merger: The Bank or the Company merges into or consolidates with another entity whereby the Bank or the Company is not the surviving entity, or the Bank or the Company merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(B)

Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 50% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(C)

Change in Board Composition: During any period of two (2) consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(D)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(b)     Change in Control Benefits. Upon the termination of Executive’s employment by FLIC Without Cause or by Executive With Good Reason on or after the effective time of a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, the compensation and benefits set forth in Section 4(g) above and the following additional compensation as severance pay:

(i)

An amount equal to three (3) times the sum of Executive’s highest rate of Base Salary payable during the current calendar year of Executive’s date of termination or either of the two (2) calendar years immediately preceding Executive’s date of termination. Such cash payment shall be made in a lump sum within ten (10) days following Executive’s date of termination. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(h) above.

(ii)

In addition, the Bank shall pay Executive a cash lump sum equal to thirty-six times the reasonably estimated monthly cost of the medical, dental and vision insurance coverage maintained by the Bank for Executive immediately prior to Executive’s date of termination. Such cash payments shall be made in a lump sum within ten (10) days following Executive’s date of termination.

(c)     280G Net-Best Benefit. Notwithstanding the preceding paragraphs of this Section, if the payments and benefits to be afforded to Executive under Section 5 hereof (the “Severance Benefits”) either alone or together with other payments and benefits which Executive has the right to receive from the Company or the Bank (or any affiliate) would constitute a “parachute payment” under Section 280G of the Code, and but for this Section 5(c), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall only occur if such reduction would result in Executive’s “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled to under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments and benefits, including but not limited to, the Excise Tax. Nothing contained herein shall result in the reduction of any payments or benefits to which Executive may be entitled upon termination of employment and/or a change in control other than as specified in this Section 5(c), or a reduction in the Severance Benefits below zero.

(d)     Extension of Employment Period. In the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control during the Employment Period (or the Extended Period if applicable), the Employment Period (or the Extended Period, if applicable) shall be extended automatically for a period ending on, and including, the 30th day following the effective date of the Change in Control (to the extent the Employment Period or the Extended Period would otherwise expire, without regard to the foregoing, prior to the completion of such period).

6.	COVENANTS OF EXECUTIVE.

(a)     Non-Solicitation/Non-Compete.

(i)     Executive hereby covenants and agrees that, during the “Restricted Period” and except as provided in clause (ii) below, Executive shall not, without the written consent of FLIC, either directly or indirectly:

(A)

solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of FLIC, or any of its respective subsidiaries or affiliates, to terminate his or her employment with FLIC and/or accept employment with another employer; or

(B)

become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, commercial bank, credit union, bank or bank holding company, any mortgage or loan broker or any other entity (excluding not-for-profit entities other than credit unions) that competes with the business of FLIC or any of their direct or indirect subsidiaries or affiliates, or that has a headquarters, or one or more offices, within New York City, the Counties of Nassau, Rockland, Suffolk or Westchester, New York, the County of Fairfield, Connecticut or the Counties of Bergen, Essex and Hudson, New Jersey (the “Restricted Territory”); or

(C)

solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of FLIC to terminate an existing business or commercial relationship with FLIC.

(ii)     The restrictions contained in Section 6(a)(i)(B) above shall not apply in the event of a Termination for Cause, or in the event of a termination of employment following a Change in Control.

(iii)     For purposes of this paragraph (a), the “Restricted Period” shall be a period of two (2) years following Executive’s termination of employment with FLIC.

(b)     Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of FLIC, as it may exist from time to time, is valuable, special and unique assets of the business of FLIC. Executive will not, during or after the term of Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of FLIC to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of FLIC. Further, Executive may disclose information regarding the business activities of FLIC to any bank regulator having regulatory jurisdiction over the activities of FLIC pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, FLIC will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of FLIC or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting FLIC from pursuing any other remedies available to FLIC for such breach or threatened breach, including the recovery of damages from Executive.

(c)     Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to FLIC as may be reasonably required by FLIC, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, and he shall be reimbursed for any expenses incurred in providing such information and assistance; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and FLIC or any other subsidiaries or affiliates.

(d)     Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable.

(e)     Sale of Shares. Any sale by Executive of a significant number of shares of Company common stock (more than 3,000 shares in any three month period, which number shall be adjusted for any stock splits, dividends and similar transactions) shall be made pursuant to a 10b5-1 Trading Plan. Executive shall inform the Board of the Trading Plan prior to implementation (this restriction shall not apply to the withholding of shares, or the sale of shares, in connection with the vesting of equity awards granted to Executive under the Company’s equity incentive plan in order to pay applicable state and federal taxes that arise from such vesting).

7.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between FLIC or any predecessor of FLIC and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.

8.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)     FLIC shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of FLIC, expressly and unconditionally to assume and agree to perform FLIC’s obligations under this Agreement, in the same manner and to the same extent that FLIC would be required to perform if no such succession or assignment had taken place.

9.	MODIFICATION AND WAIVER.

(a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

10.	MISCELLANEOUS PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)     FLIC may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Executive’s termination for Cause.

(b)     Notwithstanding anything herein contained to the contrary, any payments to Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)     The parties intend that this Agreement and any payments and benefits payable hereunder shall either comply with, or be exempt from, the requirements of Code Section 409A, and this Agreement shall be maintained, administered, and interpreted consistent with that intention. Notwithstanding any provision herein to the contrary, FLIC makes no representations concerning Executive’s tax consequences under this Agreement under Code Section 409A, or any other federal, state, or local tax law.  Executive’s tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances.  Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if FLIC and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Code Section 409A.

(d)     Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)     Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of FLIC. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to FLIC related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

(f)     Executive will continue to be indemnified with respect to any actions taken or omissions occurring while he was an employee and/or director of FLIC by any indemnity provisions contained in FLIC’s Certificate of Incorporation and By-Laws immediately prior to his last day of employment and by any directors and officers insurance maintained by FLIC.

(g)     In the event of Executive’s death, his beneficiary shall be his surviving spouse. Alternatively, Executive may designate other beneficiaries. If Executive’s spouse does not survive him, or if no beneficiary designation is in effect at the time of Participant’s death, then payments due thereafter shall be made to the Participant’s estate.

11.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.	GOVERNING LAW.

This Agreement shall be governed by the laws of State of New York, but only to the extent not superseded by federal law.

13.	ARBITRATION.

(a)     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to FLIC and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The cost of the arbitrator shall be paid by FLIC; all other cost of arbitration shall be borne by the respective parties, except as otherwise provided in Section 14 below.

(b)     If Termination For Cause is disputed by Executive, and if it is determined in arbitration that Executive is entitled to compensation and benefits under Section 4(h) of this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that was not paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

14.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor. Notwithstanding the foregoing, and regardless of whether any dispute is resolved in Executive’s favor, the Bank shall reimburse Executive for up to $25,000, in the aggregate, of legal fees incurred by Executive in connection with disputes relating to this Agreement, which reimbursement shall be made promptly following the submission to FLIC by Executive of documentary support of the expenses incurred.

15.	Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To FLIC:	The First of Long Island Corporation 10 Glen Head Road Glen Head, New York 11545 Attn: Chairman of the Board

To Executive:	To the most recent address on file with the Bank.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE FIRST OF LONG ISLAND
CORPORATION

By:	/s/ WALTER C. TEAGLE III
Name:	Walter C. Teagle III
Title:	Chairman of the Board

THE FIRST NATIONAL BANK OF
LONG ISLAND

By:	/s/ WALTER C. TEAGLE III
Name:	Walter C. Teagle III
Title:	Chairman of the Board

EXECUTIVE

/s/ CHRISTOPHER BECKER
Christopher Becker

RELEASE

Pursuant to Section 4(h)(ii) of the Employment Agreement between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island (the “Bank”) and Christopher Becker (“Executive”), effective January 1, 2020 (herein after, the “Agreement”), Executive is entitled to a cash lump sum severance payment (the “Severance Payment”) in connection with his termination of employment. As a condition to receiving the Severance Payment, Executive shall have executed and not timely revoked this release (this “Release”) in accordance with the terms and conditions below by no later than the 60th day following Executive’s termination of employment.

Intending to be legally bound, Executive hereby, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company, the Bank, as well as their predecessors, successors and assigns, and all of their respective parent, subsidiary, related and affiliated companies, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the “Parties”), of and from all claims, charges, demands, actions, causes of action, complaints, suits, controversies, proceedings, promises, agreements, liabilities, debts, obligations, judgments, rights, fees, damages, losses, and expenses, of any and every nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected (collectively, “Claims”), as a result of: (i) actions or omissions occurring through the execution date of this Release; or (ii) any agreement, arrangement or promise between Executive and any Party. Specifically included in this waiver and release are, among other things, any and all Claims related to the Agreement, Claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, as amended by applicable New York law and all of their respective implementing regulations and/or any other federal, state or local statute, rule, ordinance, or regulation, as well as any Claims for compensation of any type whatsoever, alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of express or implied contract, quasi- contract, promissory estoppel, detrimental reliance, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties. The foregoing list is intended to be illustrative rather than inclusive. Executive waives the rights and Claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived Claims or rights.

Nothing in this Release, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local agency. Notwithstanding the foregoing, Executive waives Executive’s right to recover monetary or other damages as a result of any Claim filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.

Further, nothing in this Release is intended to waive Executive’s entitlement to: (i) any earned but unpaid compensation or benefits from the Bank or any affiliate of the Bank; (ii) the Severance Payment; (iii) vested or accrued benefits under any tax-qualified or nonqualified employee benefit plan sponsored by the Company or the Bank; (iv) equity awards under the Company’s stock plans, but subject to the treatment thereof set forth in the plans and underlying award agreements; (v) Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at Executive’s expense (if Executive is eligible for COBRA coverage); and (vi) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided in the Bank’s or the Company’s charter, bylaws and directors’ and officers’ liability insurance policy. Moreover, this Release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.

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Finally, this Release does not limit Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company or the Bank. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or the Bank related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

Executive affirms that, absent Executive’s execution of this Release, Executive would not be entitled to the Severance Payment and is therefore receiving consideration to which Executive would not otherwise be entitled to receive. Executive also affirms that the only consideration for Executive signing this Release is that set forth in Section 4(h) of the Agreement, that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Release, and that Executive fully understands the meaning and intent of this Release, including but not limited to, its final and binding effect.

Executive also affirms that Executive shall be subject to the covenants set forth in Section 6 of the Agreement.

Executive acknowledges that Executive has carefully read and reviewed this Release and has been advised to seek the advice of an attorney, and Executive has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Release.

Executive understands and is satisfied with the terms and contents of this Release and voluntarily has signed Executive’s name to the same as a free act and deed. Executive agrees that this Release shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, heirs, and assigns. Executive acknowledges that Executive has been given a period of at least 45 days from date of receipt within which to consider and sign this Release, which shall not be signed by Executive before Executive’s last day of employment. To the extent Executive has executed this Release less than 45 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Release prior to the expiration of such 45-day period was entirely voluntary.

Executive acknowledges that Executive will be given seven (7) days from the date Executive signs this Release to change Executive’s mind and revoke this Release. If Executive does not revoke this Release within seven (7) days of Executive’s signing, this Release will become final and binding on the day following such seven (7) day period.

In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release shall not in any way be affected or impaired thereby. This Release shall inure to the benefit of and be binding upon the Company, the Bank, their affiliates, any successor organization which shall succeed the Company or the Bank by merger, acquisition or consolidation or operation of law and their assigns. This Release shall be binding upon the Executive and his assigns, heirs and legal representatives. This Release shall be governed by the law of the State of New York without reference to its choice of law rules.

Any notice to revoke this Release will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to The First of Long Island Corporation at its principal business office, to the attention of                                     . The principal business office of The First of Long Island Corporation is located at 10 Glen Head Road, Glen Head, New York 11545.

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By executing this Release, Executive acknowledges that Executive has had the opportunity to consult with an attorney of Executive’s choice; that Executive has carefully reviewed and considered this Release; that Executive understands the terms of this Release; and that Executive voluntarily agrees to them.

EXECUTIVE

Date:

(On or after Executive’s last day of employment)

THE FIRST OF LONG ISLAND CORPORATION

By:

Title:

Date:

THE FIRST NATIONAL BANK OF LONG ISLAND

By:

Title:

Date:

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